EXHIBIT 14

Code of Ethics

(As of March 28, 2011)

University General Hospital System, Inc., in order to promote ethical conduct in the practice of financial management throughout the Company, has adopted this Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (the “Code”). The Company believes that, in addition to the principal executive officer, principal financial officer, principal accounting officer and the controller each holds an important and elevated role in corporate governance. This Code is designed to deter wrongdoing and provides principles to which the undersigned officers (the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) are expected to adhere and advocate. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to the shareholders, the public and others who have a stake in our continued success and reputation for excellence.

To the best of my knowledge and ability:

1. I will act with honesty and integrity, and avoid actual or apparent conflicts of interest between personal and professional relationships.

2. I will provide information that is full, fair, accurate, timely and understandable, including information in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

3. I will comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I will respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work will not be used for personal advantage.

6. I will share knowledge and maintain skills important and relevant to my constituents’ needs.

7. I will proactively promote ethical behavior as a responsible partner among peers in my work environment.

8. I will achieve responsible use of, and control over, all assets and resources employed or entrusted to me.

9. I will promptly report known violations of this Code to the principal executive officer, unless the principal executive officer is responsible for the violation, in which case I will report known violations to the Board of Directors.

Violations of this Code may subject the undersigned officer to appropriate disciplinary action by the Company, which may include termination of employment.

Name:

Title:

Date: